Exhibit 10.2

April 9, 2009

Stephen I. Sadove

7 Hickory Pine Court

Purchase, NY 10577

Re:	Employment Agreement between Saks Incorporated and Stephen I. Sadove, dated as of July 31, 2007, as amended on December 16, 2008 (“Employment Agreement”)

Dear Steve:

This letter agreement serves to amend the Employment Agreement in accordance with Section 13(c) thereof. All capitalized terms in this letter agreement shall have the same meaning as in the Employment Agreement, except as provided herein.

Effective June 1, 2009, solely for purposes of Sections 3(a) and 3(b) and the definition of “Good Reason” contained in Section 4(c) of the Employment Agreement, Executive’s Base Salary shall be reduced 7% from $1,060,000.00 to $985,800. Notwithstanding the preceding sentence, for all other purposes of the Agreement, the term Base Salary shall be $1,060,000.00 (or any higher rate from time to time in effect).

The Company acknowledges that “Good Reason” under the Employment Agreement includes, among other things, “any reduction in the Executive’s Base Salary [or] annual bonus opportunity in any such case below the level specified by this Agreement without the substitution of an equivalent benefit”, and that the Executive may terminate employment for Good Reason following the effective date of the change in Base Salary mentioned above. Executive, by signing below, hereby irrevocably waives Executive’s right to claim Good Reason solely as a consequence of the changes provided above. This waiver is a one time waiver of Executive’s right under the Employment Agreement, and shall not be binding on the Executive in any other respect.

The changes to the Employment Agreement described above are subject to the approval of the Human Resources and Compensation Committee of the Company’s Board of Directors and shall only become effective upon such approval.

Sincerely,

SAKS INCORPORATED

/s/ Christine A. Morena
Christine A. Morena
Executive Vice President, Human Resources

By signing on the line below, Executive expressly agrees to the change in Base Salary and waives Executive’s right to claim “Good Reason” under the Employment Agreement

By:	/s/ Stephen I. Sadove
Stephen I. Sadove

Title:	Chairman and CEO

Date: 4-12-09